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                                                                      EXHIBIT 11



                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                                                                 THREE MONTHS ENDED MARCH 31
                                                                              ---------------------------------
                                                                                    1995               1996
                                                                                    ----               ----
NET EARNINGS (LOSS) FROM CONTINUING OPERATIONS
- - ----------------------------------------------
Net earnings (loss) from continuing operations..............................      $ (140)             $1,035

Dividends on preferred stock applicable to continuing operations(1).........        (230)                ---
                                                                                  ------              ------
Net earnings (loss) from continuing operations applicable to common stock...       $(370)             $1,035
                                                                                  ======              ======
Net earnings (loss) from continuing operations per common share.............      $(0.02)             $  .05
                                                                                  ======              ======

NET EARNINGS (LOSS)
- - -------------------

Net earnings (loss).........................................................      $  177              $1,035

Dividends on preferred stock................................................        (338)               ---
                                                                                  ------              ------
Net earnings (loss) applicable to common stock..............................      $ (161)             $1,035
                                                                                  ======              ======
Net earnings (loss) per common share........................................      $(0.01)             $  .05
                                                                                  ======              ======
Weighted average common shares outstanding                                     6,782,925          20,230,915
                                                                               =========          ==========



(1) Dividends on the preferred stock issued in connection with the acquisition of ING were allocated between continuing operations and discontinued operations based on the ratio of net assets discontinued to the total net assets acquired from ING.





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